Exhibit 99.1

atai Life Sciences Announces Pricing of Public Offering of Common Shares

NEW YORK and AMSTERDAM, October 16, 2025 – atai Life Sciences (NASDAQ: ATAI) (“atai” or “Company”), a clinical-stage biopharmaceutical company focused on transforming the treatment of mental health disorders, today announced the pricing of a registered underwritten offering of 23,725,000 common shares, at a price of $5.48 per share. atai has granted the underwriters a 30-day option to purchase up to an additional 3,558,750 common shares at the public offering price, less the underwriting discount. All common shares to be sold in the offering will be sold by atai.

The gross proceeds of the offering, before deducting underwriting discounts and commissions and other offering expenses payable by atai, are expected to be approximately $130 million. atai intends to use the net proceeds of this offering, together with existing cash, cash equivalents and short-term investments, to advance the clinical development of its product candidates and programs, as well as for working capital and general corporate purposes.

The offering is expected to close on October 20, 2025, subject to customary closing conditions.

Jefferies LLC is the lead bookrunner for the offering. Berenberg Capital Markets LLC is also acting as passive bookrunner for the offering. Oppenheimer & Co. Inc. and Canaccord Genuity LLC are acting as co-managers for the offering.

The securities in the underwritten offering described above are being offered pursuant to an effective shelf registration statement that was filed with the U.S. Securities and Exchange Commission (“SEC”) on September 29, 2025, which became effective automatically upon filing. This offering is being made only by means of a prospectus supplement and the accompanying prospectus which forms a part of the effective shelf registration statement.  A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus may be obtained, when available, by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Department , 520 Madison Avenue, New York, New York 10022, or by telephone at 877-821-7388 , or by e-mail at Prospectus_Department@jefferies.com; Berenberg Capital Markets LLC, Attention: Investment Banking, 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020, or by telephone at +1 (646) 949-9000, or by e-mail at prospectusrequests@berenberg-us.com; Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department , 85 Broad Street, New York, New York 10004, or by telephone at (212) 667-8055 , or by e-mail at EquityProspectus@opco.com; or Canaccord Genuity LLC, Attention: Syndication Department, 1 Post Office Square, 30th Floor, Boston, Massachusetts 02109, or by e-mail at prospectus@cgf.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About atai Life Sciences
atai is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. Its pipeline of psychedelic-based therapies includes BPL-003 (intranasal mebufotenin benzoate) for treatment-resistant depression (TRD), which is being advanced through a strategic investment and planned strategic combination with Beckley Psytech Limited; VLS-01 (buccal film DMT) also for TRD; and EMP-01 (oral R-MDMA) for social anxiety disorder. All three programs are in Phase 2 clinical development. atai is also advancing a drug discovery program to identify novel, non-hallucinogenic 5-HT2AR agonists for TRD and opioid use disorder. These programs aim to address the complex nature of mental health providing commercially scalable interventional psychiatry therapies that can integrate seamlessly into healthcare systems.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, the uncertainties related to the completion of the public offering, the grant of the option to purchase additional shares, the anticipated use of proceeds from the offering and other statements relating to the proposed offering. There are numerous risks and uncertainties that could cause actual results and atai’s plans and objectives to differ materially from those expressed in the forward-looking information, such as those risks discussed in the section entitled “Risk Factors” set forth in atai’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in each case, as filed with the SEC, and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for atai to differ materially from those contained in atai’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and atai specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing atai’s views as of any date subsequent to the date of this press release.

Contact Information
Investor Contact:
IR@atai.life

Media Contact:
PR@atai.life